UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2009

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 1.01.  Entry into a Material Definitive Agreement.

On December 3, 2009, General Electric Company (the “Company” or “GE”), NBC Universal, Inc. (“NBCU”) and Comcast Corporation (“Comcast”) entered into a Master Agreement pursuant to which they will form a joint venture.   The joint venture will consist of the businesses of NBCU, including its cable networks, filmed entertainment, televised entertainment, theme parks and unconsolidated investments, collectively valued at $30 billion, and Comcast’s cable networks including E!, Versus and the Golf Channel, ten regional sports networks and certain digital media properties, collectively valued at $7.25 billion.  In connection with the closing of the transaction, NBCU will borrow approximately $9.1 billion from third party lenders, and the proceeds of this debt financing will be distributed to the Company.  In addition, in connection with the closing of the transaction, Comcast will make a payment of approximately $6.5 billion in cash to the Company, subject to certain adjustments based on various events between signing and closing. On December 3, 2009 the Company also entered into a Stock Purchase Agreement (“Stock Purchase Agreement”) with Vivendi SA (“Vivendi”) pursuant to which, at or prior to the closing of the Comcast joint venture, the Company will acquire Vivendi’s 20% interest in NBCU for approximately $5.8 billion. As a result of the transactions, GE expects to realize approximately $9.8 billion pre-tax in cash after the buyout of Vivendi’s 20% interest and before retiring existing NBCU debt and paying transaction fees, and approximately $8 billion in cash after retiring the debt and paying the fees. The new venture initially will be 51% owned by Comcast and 49% owned by the Company.

The consummation of the transactions contemplated by the Master Agreement is subject to receipt of various regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and approvals of the Federal Communications Commission and certain international agencies. The transaction is also subject to completion of the Company’s purchase of Vivendi’s 20% interest, customary closing conditions and completion of the $9.1 billion financing described above.   The Master Agreement may be terminated by either party: if the transaction has not closed by December 3, 2010 (subject to up to two 90-day extensions, if necessary to obtain certain government approvals); if any law or final, non-appealable order prohibits the closing of the transaction; upon a material uncured breach by the other party of its representations, warranties or covenants that would cause a closing condition not to be satisfied; or, if after 30 days notice to the other party that the closing conditions have been met, the closing has not occurred because of the other party’s failure to comply with its obligation to close the transaction.

Upon consummation of the transactions contemplated by the Master Agreement, the Company and Comcast will enter into an operating agreement for the joint venture (“Operating Agreement”).  Pursuant to the Operating Agreement, the Company will be entitled to cause the joint venture to redeem one-half of its interest after three and a half years and its remaining interest after seven years.  The joint venture’s obligation to complete those purchases will be subject to the joint venture’s leverage ratio not exceeding 2.75X EBITDA and the venture continuing to hold investment-grade status. If the joint venture is not required to meet GE’s redemption requests because it does not meet these conditions, Comcast will be required to backstop the joint venture’s obligations, up to a maximum of  $2.875 billion for the first redemption and a total backstop obligation of $5.750 billion.  Comcast also has certain rights to purchase GE’s interest in the joint venture at specified times. All such purchases would generally be at a 20% premium to the then current public market value less 50% of the amount by which such value exceeds the closing valuation.

(2)

Pursuant to the Operating Agreement, the joint venture board of directors will initially consist of three Comcast designees and two GE designees.  GE’s representation right will be reduced to one director if GE’s ownership interest in the joint venture falls below 20%, and GE will lose its representation right if GE’s ownership interest in the joint venture falls below 10%.  The board of directors will have certain approval rights, and board decisions will be made by majority vote, except that GE will have veto rights with respect to material expansion of the joint venture’s scope of business or purpose, a liquidation or voluntary bankruptcy of the joint venture and certain acquisitions, issuances or repurchases of equity, distributions to equity holders, debt incurrences, loans made outside of the ordinary course of business and tax related actions. These veto rights generally expire when the Company’s ownership interest in the joint venture falls below 20%. The Operating Agreement prohibits GE from transferring its ownership interest in the joint venture for three and a half years and Comcast from transferring its ownership interest for approximately four years.  After these respective periods, GE and Comcast will each have the right to sell its interest in the joint venture and certain rights to request the registration of its shares for sale in one or more public offerings, subject, in the case of GE, to Comcast’s right to purchase the shares. In certain circumstances, if Comcast were to sell its shares, GE would have the opportunity to participate in the sale, and in some cases, Comcast would have the right to require GE to participate in the sale.

As discussed above, pursuant to the Stock Purchase Agreement between the Company and Vivendi, the Company will purchase Vivendi’s 20% interest in NBCU.  Pursuant to the Stock Purchase Agreement, Vivendi has irrevocably consented to the transactions contemplated by the Master Agreement.  In addition, pursuant to the Stock Purchase Agreement, if the proposed Comcast transaction has not closed as of September 26, 2010, the Company will purchase approximately 38% of Vivendi’s shares in NBCU (or approximately 7.66% of all outstanding NBCU shares) for $2 billion in cash at a price per share arrived at by dividing 90% of $5.8 billion by the total number of NBCU shares held by Vivendi. On September 26, 2010, Vivendi’s right to prevent a sale of NBCU to any other party will also terminate, except in certain limited circumstances.  On the date the Comcast transaction closes, the Company will make a total payment of  $3.8 billion which amount includes (i) a payment to purchase the remaining 62% of Vivendi's shares in NBCU  (or approximately 12.34% of all outstanding NBCU shares) for a per share purchase price arrived at by dividing $5.8 billion by the total number of NBCU shares originally held by Vivendi, plus (ii) a payment equal to the 10% discount from the first purchase.  If the Comcast transaction is terminated, then Vivendi will have a right exercisable during a fifteen-day period beginning on the later of the termination date of the agreement and January 1, 2011 to require an IPO.  NBCU would be required to complete the IPO within five months of receiving notice requesting the IPO from Vivendi.

NBCU has obtained a commitment pursuant to a commitment letter dated December 3, 2009 from J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Citigroup Global Markets Inc. to provide the entire amount of the $9.1 billion financing described above (plus a $750.0 million revolving credit facility), subject to certain conditions, including completion of documentation, receipt of an investment grade rating, compliance with a consolidated leverage ratio and the absence of a material adverse change.

(3)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: December 3, 2009	/s/ Jamie S. Miller
Jamie S. Miller
Vice President and Controller

(4)